Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements (No. 333-137474 and 333-184027) on Forms S-8 of SunLink Health Systems, Inc. of our reports dated September 27, 2022, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2022.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
September 27, 2022